Exhibit 16

June 26, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:	American CryoStem Corporation File No. 333-164909

Commissioners:

We have read Item 4.01 of the Form 8-K dated June 22, 2011, of American CryoStem Corporation and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audit for the fiscal years ended September 30, 2010 and September 30, 2009 and our reviews of interim financial statements. We agree with the statements concerning our firm in such Form 8-K. At this time, there are no accounting disagreements on the financial statements reviewed by this firm and filed with the Securities and Exchange Commission. We are not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the board of directors of the registrant.

/s/ Malcolm Pollard, Inc.

Malcolm Pollard, Inc.